Exhibit 99.1

Cross Country Healthcare Announces Third Quarter 2019 Earnings Release Date and Conference Call Information

BOCA RATON, Fla.--(BUSINESS WIRE)--October 11, 2019--Cross Country Healthcare, Inc. (Nasdaq: CCRN) will hold its quarterly conference call to discuss its third quarter 2019 financial results on Tuesday, November 5, 2019 at 5:00 p.m. Eastern Time. Cross Country Healthcare, Inc. (the “Company”) intends to distribute its earnings press release after market close on Tuesday, November 5, 2019.

This call will be webcast live and can be accessed at the Company’s website at www.crosscountryhealthcare.com or by dialing 888-566-1099 from anywhere in the U.S. or by dialing 773-799-3716 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from November 5th through November 19th at the Company’s website and a replay of the conference call will be available by telephone by calling 800-839-5574 from anywhere in the U.S. or 203-369-3669 from non-U.S. locations – Passcode: 2019.

About Cross Country Healthcare

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our more than 30 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 65 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed service programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com